UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Careerlink Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-11997

Delaware	88-1087337
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1907 Harney St., Suite 160 Omaha, NE	68102
(Address of principal executive offices)	(Zip Code)

(402) 345-5025

Registrant’s telephone number, including area code

Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Careerlink Holdings, Inc.”, “CareerLink” “LINK” or “the Company” or “us” or “our(s)” or “we” refers to Careerlink Holdings, Inc.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business.

Careerlink Holdings, Inc.

COMPANY’S BUSINESS

Careerlink Holdings, Inc., (“We,” “Us,” “Our,” the “Company,” “Careerlink,” or “Careerlink, Inc.”) started as a Nebraska based corporation, before redomiciling to Delaware, and is a digital recruiting platform for human resources professionals focused on hiring and retaining high quality applicants for employers and staffing agencies within the US.

EXECUTIVE SUMMARY

Careerlink is a digital recruiting platform for human resources professionals focused on hiring and retaining high quality applicants for employers and staffing agencies within the US.

Careerlink offers recruiting automation software, a job board syndication technology similar to Ziprecruiter, applicant tracking system (ATS), resume database, staffing services, and AI based employee retention solution. Careerlink is seeking to expand nationally and acquire accretive organizations with which they can achieve scale and operational efficiencies via their platform. Careerlink is headquartered in Omaha, Nebraska and has engineering operations in North America, Japan, and Mexico.

Careerlink leverages technology, including artificial intelligence, to help organizations find and retain talent in today’s competitive recruiting landscape.

On January 28, 2022, Careerlink, LLC., changed its corporate status and name to Careerlink, Inc. in the state of Nebraska.

On February 15, 2022, the Company completed its redomicile to Delaware, by filing a certificate of conversion with the Delaware Secretary of State and changed its name to Careerlink Holdings, Inc.

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Business:

Careerlink services over 800 clients primarily located in the Midwest. The majority of clients are on annual, auto-renewing, contracts for job posting syndication and digital recruitment services. Revenues for the years ended December 31, 2022 and 2021 were $1,498,000 and $1,368,622, with net income of $265,559 and $243,686, respectively. Pricing for Careerlink services are tiered based on the number of employees at the customer for the job listing syndication and retention solutions while other services including staffing, bounties, and sponsored recruiting campaigns offer flat fee or percentage-based options based on the offering.

Careerlink plays a significant role in helping companies to recruit employees

As a digital recruiting technology company, Careerlink improves the visibility of jobs and marketability of employers through traffic to job listings and customer profiles on Careerlink via digital marketing, social media, strategic partnerships, and the application of big data and matching algorithms to our database of 1 million job seekers.

Strategic Partnerships with LinkedIn and Syndication Networks

Since mid-2020, Careerlink has entered into a number of syndication partnerships designed to increase applicant flow for our clients and job listings for our job seekers. Some of these partnerships are paid while others are reciprocal listing agreements. Careerlink now syndicates job listings to over 300 digital destinations providing for significant visibility for our clients.

During that same time period we have expanded our own job listings from 6,000 Midwest focused jobs to over 300,000 nationwide positions. This number is expected to increase to over 1 million jobs within the next 12 months.

Following a 6-month pilot in early 2020, Careerlink signed its largest strategic partnership with LinkedIn, providing for all Careerlink jobs to be posted on LinkedIn with a percentage of those positions being further featured algorithmically. The current partnership lasts through October 31, 2022.

Applicant Tracking Software (ATS)

Careerlink offers all of its employers’ access to a full featured, cloud based, Applicant Tracking System (ATS) designed to help vet candidates, automate hiring workflows, schedule interviews, and more. This software is included as part of a Careerlink subscription but may in the future be sold separately as its own offering. The Applicant Tracking Software Total Addressable Market (TAM) is poised for significant growth as the manual analysis of candidates’ applications is outdated, due to the time, cost, and bias issues associated with human analysis. The Careerlink ATS not only provides actionable insights but also reduces the time and costs associated with hiring and recruitment.

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Staffing services, bounties, and market inefficiencies

Sourcing hard to find, qualified candidates for employers has always been a priority for Careerlink. In the fall of 2020, Careerlink began to offer a formal paid staffing service for hard to fill positions. Since that time, Careerlink has signed contracts with over 25 enterprises to offer paid recruiting services.

To accelerate the growth of this division, Careerlink allows for staffing fees generated to be credited toward a customer’s Careerlink subscription. For example, if a client has a $17,000 Careerlink annual membership and they use Careerlink’s staffing services to find a $100,000 per year software developer then the resulting staffing placement fee of $17,000 (17%) would be offset entirely by the company’s Careerlink membership. Any placement fees generated after this would be billed as usual. This unique offering has been an impressive driver of adoption and a valuable differentiator for the new staffing line of business.

The staffing industry is incredibly fragmented and inefficient. For any given open position at a company there may be multiple staffing agencies looking to find the appropriate resource. All of those recruiters will be scouring job boards, social networks, internal databases, email groups, and more searching for appropriate candidates. Unfortunately, only one recruiter will find the resource and get paid. That leaves an abundance of recruiters with candidates that were not selected. In order to better utilize these valuable pipelines of candidates, Careerlink has begun a “bounty program” for employers and qualified recruiters. This system allows employers to set a price that they are willing to pay to a recruiter that finds the right candidate for their position and for the recruiter to submit candidates and get paid if they are hired. This bounty system eliminates the need for companies to contract directly with multiple agencies. It also allows them to set their own price which is typically lower than the industry standard placement fee. This system also allows recruiters to make use of their pipelines of talent which would likely otherwise go to waste. Careerlink, in turn, takes a 20% platform fee for bounty placements. In the instance that Careerlink fills the role with their internal recruiting team then Careerlink takes 100% of the bounty.

Within the staffing industry, Careerlink sees significant growth potential via smart acquisitions as our platform integrates core agency processes, including job postings and syndication, applicant tracking, scheduling, resume database, and bounty management. Acquiring traditional staffing agencies and onboarding them onto the Careerlink digital recruiting platform allows for expenses to be lowered while increasing chances for excess candidate flow to be monetized via additional placements and/or bounties leading to revenue growth.

AI Based Employee Retention Solution (PeakEmployee.com)

Careerlink offers a pulse survey-based employee retention solution to its customers that suffer from high turnover. The solution uses a mobile first survey coupled with rewards that captures feedback from employees and combines it with turnover data to predict employee tenure and identify at risk employee populations prior to bad attrition. Retention is viewed as a potential growth area for Careerlink with an increasing total addressable market size.

Careerlink licenses PeakEmployee from HAPPY Holdings, LLC, which it entered into on July 10, 2020 (“License Agreement”). The License Agreement’s term is in perpetuity with an annual fee of $10,000. The parties can terminate the License Agreement with 90 days written notice. HAPPY Holdings, LLC and PeakEmployee are wholly owned by Careerlink CEO, Phil Greenwood.

The foregoing provides only a brief description of the material terms of the License Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of the License Agreement that was filed as exhibit 6.1 to our Form 1A, dated December 1, 2022, and is incorporated herein by reference.

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Our Technology:

Careerlink has built a powerful technology platform designed to allow digital recruiting 24/7/365.

Its proprietary platform enables syndication of job listings to hundreds of job boards and social media. Its system matches job seekers with jobs via automated email notifications to its 1 million job seekers. The Applicant Tracking System (ATS) allows employers and agencies to seamlessly track applicants, schedule interviews, share notes on candidates, and more.

Careerlink’s technology infrastructure is hosted at FNTS in Omaha, NE and Chicago, IL as well as with AWS and Azure for differing services and redundancy in certain services.

Markets

Careerlink conducts business in a number of HR related sectors including online recruitment sites, applicant tracking systems, staffing, and employee engagement and retention solutions.

Online recruitment site market

The domestic online recruiting site market size reached 13.1 billion in 2021 with 17.9% annual growth from 2016-2021. This market is expected to have continued growth in line with these figures. *

* Online Recruitment Sites in the US - Market Size 2005–2027

Applicant Tracking Systems

The Applicant Tracking System (ATS) market size is expected to grow to $1.81 billion by 2023 with a Compound Annual Growth Rate (CAGR) of 8.3%. *

* Applicant Tracking System Market by Component (Software and Services), Deployment (On-Premises and Cloud), Organization Size, Vertical (Retail and Consumer Goods, Government and Public Sector, and Manufacturing), and Region - Global Forecast to 2023.

Staffing agencies

Staffing agencies domestically represent a $22.1 billion market and grew at an annual rate of 7.1% from 2020 to 2021. We foresee continued growth in this sector due to the current hiring environment with an eventual deceleration as “the great resignation” subsides. *

* Employment & Recruiting Agencies in the US - Market Size 2005–2027

Employee engagement and retention solutions

The global employee engagement feedback software market was worth $878.3 million in 2020. It is further projected to reach USD $1.9 billion by 2027 at a CAGR of 11.8% during the forecast period 2021-2027.

* Global Employee Engagement & Feedback Software Market Size, By Deployment, By Organization Size, By Offering, By Device, By Region; Trend Analysis, Competitive Market Share & Forecast, 2016-2027

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Industry

Trends

The digital recruitment software market is fragmented and highly competitive. The usage of Applicant Tracking Systems (ATS) similar to Careerlink’s continues to grow and there are numerous public companies that only sell this single offering. The growth potential for the ATS market is still very large in the US market and even larger in the international market. The ATS allows employers to not only manage the job listing creation process but typically allows HR to select which job boards and social networks they will syndicate their job offerings to and track performance of each.

While the perception is that companies such as LinkedIn now play a major role in the hiring space, the data shows that job boards still account for 80% of all applicants. Careerlink has witnessed the industry shifting from consolidated job searching on a single site or app to finding a job “where you are at” which could be Google Jobs, Facebook, Monster, Indeed, LinkedIn, niche job boards, etc. In turn, the Careerlink strategy has shifted from “destination building” to partnerships that meet job seekers where they are and deliver them to Careerlink and its customers.

From the job seeker perspective, mobile has become the leader as the device of choice in conducting a job search and any serious digital recruiting software company must take this into account when developing job seeker application paths.

Challenges

Building brand awareness in the national job seeker market is a cost prohibitive endeavor and skilled digital and traditional marketing techniques will be required to maximize marketing spend ROI.

Deep-pocketed competitors that have more access to capital and an ability to outspend in auction-based advertising marketplaces can be problematic for capturing the digital share of voice sought to increase brand awareness.

Partnerships designed to drive job applicants are based on both parties seeing value in the arrangement. If at any given time one or more of Careerlink’s partners decides that the relationships are not beneficial, the agreement may need to be renegotiated or terminated.

Larger organizations in the US are migrating to full-service Human Resources Information Systems (HRIS) systems that dampens the desire for standalone ATS adoption.

Employee retention software has not seen large-scale adoption in the marketplace despite turnover being a significant issue for many companies. Careerlink’s partnership with PeakEmployee may show that we are ahead of mainstream business adoption in regard to retention software solutions.

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Opportunities

With the “great resignation” occurring in 2021 and potentially beyond, hiring is constrained across nearly all sectors of employment. This has created a time of great opportunity for innovative companies in the HR Digital Recruiting space as employers vie for qualified candidates. The market has changed to a buyer’s market for job seekers forcing employers to take a more marketing-oriented approach to recruiting.

From an organic growth perspective, Careerlink has a strong regional client base and reputation in Nebraska with compelling technology and partnerships. Over 800 clients rely upon Careerlink to assist with their hiring needs and we anticipate will continue to do so as we introduce innovative new recruiting features integrating new methods of social media integration and proprietary employer data for job seekers. With Careerlink being diversified away from a locally focused non-profit the goodwill and opportunity now exists to take the offerings national and potentially international. Going national through both partnerships and new marketing campaigns will allow Careerlink to not only begin to target new accounts outside of Nebraska but to also expand the footprint of existing Careerlink clients with hiring needs outside of Nebraska.

From an M&A growth perspective, traditional staffing agencies represent a notable opportunity. Staffing agencies exist in a highly fragmented industry that conducts business using a common set of third-party tools including job boards, LinkedIn, social media, and applicant tracking software. Careerlink is an integrated solution that combines these services into a core offering that can reduce operational costs at scale for acquired agencies as well as provide more opportunities for placements and revenue. There is room for sustainable, cost-effective growth through acquisition that is accretive to the company’s revenue, client base, job requisitions, and candidate pools representing placements. Careerlink sees significant growth potential in the acquisition and digital transformation of traditional staffing businesses.

Finally, offering a full-service HR platform entails being able to report on employee engagement and retention after the hire. Careerlink’s partnership in offering PeakEmployee aims to provide an end-to-end solution for employers that helps them to not only hire quality candidates but to retain them through the use of gamified pulse surveys and AI based learning that helps to proactively identify potential workforce issues.

Careerlink aims to be a national Leader in the Digital Recruitment and Retention field for forward thinking employers and staffing agencies.

GROWTH STRATEGY

Following a successful capital raise, Careerlink will make significant additional investments in digital marketing, sales personnel, and engineering as well as be aggressive in seeking M&A opportunities in the staffing industry.

A strong digital marketing focus to grow new accounts

The Company plans to hire marketing, sales, and third party SEO services to create a focused approach to national expansion based on data analysis. The Company plans to expand smartly into areas that we feel confident that we can win enough market share to show a long-term ROI on our Search Engine Marketing (SEM) and Search Engine Optimization (SEO) spend as well as brand marketing in-market.

Scaling staffing via acquisitions

Strategic Staffing acquisitions will be sought to drive revenue and reduce combined costs by leveraging the Careerlink platform for candidate attraction, job marketing, and back-office expenses such as accounting, HR, etc. Excess recruiter bandwidth and candidate flow will be used to fill Bounty based hiring placements for Careerlink customers in order to drive incremental revenue.

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ATS software enhancements to drive customer retention

The Applicant Tracking System (ATS) will be enhanced with a focus on pre-application job candidate marketing features including SMS, mobile apps, and screening functionality designed to market to job seekers en masse and simultaneously eliminate the unqualified candidates.

Employee engagement and retention solution growth

Careerlink will continue to develop and market the employee engagement and retention solution to our partners. This offering has the potential to be paired with recruiting packages in order to reduce turnover and engage with a client holistically from hiring to retention. Potential growth in this area could come from any number of sectors but focus on the healthcare and hospitality industries is currently being considered. Growth of this service will also benefit from additional sales and marketing efforts including SEO and SEM.

BUSINESS AND REVENUE MODEL

Careerlink services over 800 clients primarily located in the Midwest. The majority of clients are on annual, auto-renewing, contracts for job posting syndication and digital recruitment services. Revenues for the years ended December 31, 2022 and 2021 were $1,498,800 and $1,368,622, with net income of $266,131 and $243,686, respectively. Pricing for Careerlink services are tiered based on the number of employees at the customer for the job listing syndication and retention solutions while other services including staffing, bounties, and sponsored recruiting campaigns offer flat fee or percentage-based options based on the offering.

Competition

The competitors in this industry are players coming from both traditional job boards and syndication technologies (like Ziprecruiter and Indeed), Applicant Tracking Systems (ATS), HRIS, and newer social networking-based players (like LinkedIn and Nextdoor), as well as traditional staffing agencies.

The industry is in a state of transition with no single company dominating successful hiring plans for employers and most companies utilizing a variety of vendors from job boards to social networks to niche digital destinations and agencies. It is not uncommon for competitors to share job listings either directly or via third party syndication partners. It is similarly not uncommon for HR software companies to partner with other vendors that are in many ways also competitors.

PARTNERSHIPS AND SUPPLIERS

Our main technological supplier is FNTS and Amazon Web Services. Combined they offer a worldwide coverage of server infrastructure, which allows us to easily scale our IT needs.

Careerlink also partners with multiple job syndication companies as well as LinkedIn in order to boost applicant flow to employers.

Conflicts of Interest

Phillip Greenwood is an officer and director of Careerlink and currently holds all of the issued Class B Common Stock of Careerlink. Therefore, it is likely that conflicts of interest will arise between Mr. Greenwood and the Company. Conflicts of interest could include, but are not limited to the following:

●	use of time,

●	use of human capital, and

●	competition regarding the acquisition of properties and other assets.

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Employees

The company currently has 8 employees, all of which spend approximately half of their time working on matters related to the Company’s online operations. The amount of time that an employee will dedicate to a specific task will vary from week to week depending on the current needs of that company.

Litigation

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury caused by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

THE COMPANY’S PROPERTY

Currently, the company does not own any property. Our offices are located at 1907 Harney St., Suite 160 Omaha, NE 68102, under a renewable month to month lease at a cost of approximately $3,500 per month. Our main telephone number is (402) 345-5025. Our website is www.careerlink.com and our email address is info@careerlink.com.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our technologies, databases, and our brand.

We will implement a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our future employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2022

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report on Form 1-K. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

The following discussion includes information from the audited financial statements for the years ended December 31, 2022 and 2021, respectively, and should be read in conjunction with our financial statements and the related notes included in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

Overview

Careerlink Holdings, Inc. (Careerlink) is a digital recruiting platform for human resources professionals focused on hiring and retaining high quality applicants for employers and staffing agencies within the US.

Careerlink offers a job board syndication technology similar to Ziprecruiter, applicant tracking system (ATS), resume database, staffing services, and AI based employee retention solution. Careerlink is seeking to expand nationally and acquire accretive organizations with which they can achieve scale and operational efficiencies via their platform. Careerlink is headquartered in Omaha, Nebraska and has engineering operations in North America, Japan, Australia, and Mexico.

Careerlink leverages technology, including artificial intelligence, to help organizations find and retain talent in today’s competitive recruiting landscape.

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Results of Operations

Results for the Year Ended December 31, 2022, compared to the Year Ended December 31, 2021

Working Capital	December 31, 2022 $	December 30, 2021 $
Cash	234,774	379,985
Current Assets	380,275	450,349
Current Liabilities	717,374	844,195
Working Capital (Deficit)	(337,099)	(393,846)

Cash Flows	December 31, 2022 $	December 31, 2021 $
Cash Flows provided by (used in) Operating Activities	64,747	376,234
Cash Flows provided by Financing Activities	(209,956)	(300,453)
Net Increase in Cash During Period	(145,210)	75,781

Operating Revenues

The Company had revenues of $1,498,800 and $1,368,622 for the years ended December 31, 2022 and 2021, respectively. Growth in 2022 represented subscription billings to existing clients as well as new subscription business and staffing placements.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, and legal and accounting expenses. For the year ended December 31, 2022, general and administrative expenses were $1,232,669 compared to $1,124,936 for the year ended 2021. The primary expenses for 2022 and 2021 were salaries and wages of $303,919, and 363,477 respectively, insurance costs of $61,781 and $97,979, respectively, advertising costs of $93,975 and $XX,XXX and contractor expenses of $144,971 and $87,552 respectively.

The increase in G&A expenses from 2021 to 2022 were due to our concerted efforts to expand our business and maintain our current clients through high levels of customer service.

Other Income (Expense)

The Company had other income (expense) for the years ended December 31, 2022 and 2021 of $0 and $0, respectively.

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Net Income (loss)

The net income (loss) for the year ended December 31, 2022, was $266,131 compared to $243,686 for the year ended December 31, 2021. The increase in revenue in 2022 was due to favorable hiring environments as well as seeing the implementation of further additional features that were well received by both existing and new customers.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At December 31, 2022, the Company had total current assets of $380,275. Current assets consisted primarily of cash and accounts receivable. At December 31, 2022, the Company had total current liabilities of $717,374 compared to $844,195, at December 31, 2021. Current liabilities consisted primarily of accounts payable accrued liabilities and accrued compensation.

We had negative working capital of $337,099 as of December 31, 2022.

Cash flow from Operating Activities

During the year ended December 31, 2022, cash provided by operating activities was $67,747 compared to $376,234 for the same period ended December 31, 2021. The decrease in the amounts of cash provided by operating activities was due to the decrease in contract liabilities to $(147,411), from $138,403, Receivable Shareholders going to $60,273 from $0 and Allowance for Bad Debts going to $45,155 from $0 for the years ended December 31, 2022 and 2021, respectively.

Cash flow from Financing Activities

For the year ended December 31, 2022, cash provided by financing activities was $(209,956) compared to $(300,453) provided during the year ended December 31, 2021. The increase in cash flow from financing activities is due to the reduction in Owner’s Pay and Personal Expenses going to $(11,921) from $(144,084) for the years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

As of December 31, 2022, the company’s cash on hand was $234,774. Currently, the company is generating a small profit, however, there is no guarantee that maintaining a profit will continue in the future. The company plans to continue to try to raise additional capital through additional offerings and issuance of shares. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

∙

As of December 31, 2022, the company has total long-term liabilities of $2,287,903 from banks, lenders and stockholders pursuant to a Promissory Note for working capital to cover expenses and costs in order to operate the Company.

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Going Concern and Management’s Plans

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2022, the Company had:

·	Net income of $ 266,131 and
·	Net cash provided by operations was $64,747

Additionally, at December 31, 2022, the Company had:

·	Total of Liability and Equity of $3,197,416
·	Stockholders’ Equity of $192,139; and
·	Working capital deficit of $337,099

The Company has cash on hand of $234,774 at December 31, 2022. The Company expects to generate sufficient revenues and positive cash flows from operations sufficiently to meet its current obligations.  However, the Company may seek to raise debt or equity based capital at favorable terms, though such terms are not certain.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

∙	Expand Operations Nationally, through marketing, partnerships, business development, additional employees: up to $40,000,000
∙	General and administrative expenses: up to $4,250,000
∙	Working capital: up to $750,000

Over the next 12 months, the company plans to do the following:

∙	Begin National Advertising Campaign.
∙	Negotiate and execute partnerships expansions in new cities.
∙	Further update website and design per the overall Careerlink concept design.
∙	Expand current marketing structures.
∙	Hire more employees in the sales and engineering fields to help the company manage and expand growth.
∙	Disciplined strategic acquisition(s).

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If the opportunity presents itself the company may also consider acquiring companies that are either in the same industry or peripheral industries to our Company. The costs and time in those situations vary and will depend on the current state of the potential acquisition target, the amount of assets and liabilities that are involved, as well as any negotiated business terms regarding the potential companies. At this time the Company does not have any proposed targets and is not in any acquisition negotiations with any companies.

Future Financings.

We may rely on equity sales of the Company’s common shares in order to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have supplemented our cash flow requirements through loans from related and third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows or minimal cash flows from operations, pending adequate revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

To address these risks, we must, among other things, expand our customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model, marketing and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates

Preparing consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof.

In June 2016, the FASB issued ASU 2016-13 - Financial Instruments-Credit Losses- Measurement of Credit Losses on Financial Instruments. Codification Improvements to Topic 326, Financial Instruments – Credit Losses, have been released in November 2018 (2018-19), November 2019 (2019-10 and 2019-11) and a January 2020 Update (2020-02) that provided additional guidance on this Topic. This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For SEC filers meeting certain criteria, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

For SEC filers that meet the criteria of a smaller reporting company (including this Company) and for non-SEC registrant public companies and other organizations, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying U.S. GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted.

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We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of our Regulation A Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Start ups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

-not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

-taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

-being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

-being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30, before that time, we would cease to be an "emerging growth company" as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only a semi-annual report, annual report and an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

Item 3. Directors and Officers

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of April 28, 2023:

As of April 28, 2023, the CareerLink Holdings, Inc. had 8 full-time employees, and no part-time employees.

The directors and executive officers of the Company as of April 28, 2023, are as follows:

Name	Age	Position	Date of Appointment	Approximate Hours per week
Phil Greenwood	47	CEO, CFO, Secretary, Director	1/10/2020	20
Amanda Yarbrough	42	Director	2/18/2022	40
Harold Gentry	58	Director	6/15/2020	40

Phil Greenwood (CEO, CFO, Secretary, Chairperson)

Phil Greenwood, Age 47: Mr. Greenwood, is an experienced tech entrepreneur and staffing company executive. In his twenties, as a software engineer, he co-founded and developed a company that matched thousands of digital publishers with Fortune 1000 advertisers and sold the enterprise in 2009 in a private transaction (LoudLaunch). In his thirties he worked for Microsoft Advertising as the Global Group Manager responsible for customer acquisition and support globally for Bing Ads. In his forties he assumed the role of CEO of Redmond Technology Partners, LLC a privately held technology staffing firm and has held this position since 2012. Passionate about technology, digital marketing, and the migration of the professional services industry into the digital landscape he has been building companies in these spaces for more than 20 years.

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Amanda Yarbrough (Director, Talent Sourcing)

Amanda Yarbrough, Age 42: Amanda's primary role is to build and lead a team of authentic, relationship building recruiting partners to assist Careerlink clients in finding their perfect candidate. Our team works to fully understand the client’s business, culture and staffing needs in order to be the premier partner to our clients.

Amanda is the chairperson for the PR/Marketing committee for the National Association of Women in Construction and an active member of the West Omaha Networking Group and The Greater Omaha Chamber recruitment group - The Landing Crew.

Harold Gentry (Director, Sales and Account Management)

Harold Gentry, Age 58: Mr. Gentry has been honing his craft of sales skills, customer experience and talent management for over 30 years. His sales and management experience covers a variety of different business verticals: direct sales, retail, call center and business to business. In 1992 he joined the retail catalog firm Brylane LLC. For the next 7 years he led teams of call center agents ranging from 22 to 57 in number. His teams were consistently top performers in their division. In 2012, Harold relocated to Johnson City, TN. Soon afterwards he was recruited by Comcast Business to become a Business Account Executive for their East Tennessee territory. In this role he learned the use of Salesforce and sales funnel management. In his last full year with Comcast, he produced one million four hundred thousand in gross contract sales.

Harold joined Careerlink in 2018, in a sales role and has since earned promotions to Account Manager, Senior Account Manager, and now serves as the Director of Account Services and Sales.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Significant Employees

Other than the foregoing named officers and directors, we have eight full-time employees whose services are not materially significant to our business and operations who are employed at will by Careerlink Holdings, Inc.

Family Relationships

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of any class of the Company’s equity securities.

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EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the years ended December 31, 2022 and 2021, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Executive Vice President (EVP).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Phillip Greenwood, CEO, CFO, Director	2022	0	0	0	0	0	0	0	0
	2021	1	151,072	0	0	0	0	0	151,073
James Davis, Former COO	2022	0	0	0	0	0	0	0	0
	2021	45,000	12,623	0	0	0	0	0	57,623
Chris Cottrell, Former Director	2022	0	0	0	0	0	0	0	0
	2021	65,000	13,000	0	0	0	0	0	78,000
Harold Gentry, Director	2022	0	0	0	0	0	0	0	0
	2021	45,000	29,316	0	0	0	0	0	74,316
Amanda Yarbrough, Director	2022	0	0	0	0	0	0	0	0
	2021	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

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Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2022.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of 3 members. Phillip Greenwood, who does not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. Harold Gentry and Amanda Yarbrough do qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

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Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Phillip Greenwood, our CEO, 1907 Harney St., Suite 160, Omaha, NE 68102. The Company phone number is (402) 345-5025.

However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Phillip Greenwood collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Phillip Greenwood unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

None.

Indemnification of Directors and Officers

Delaware General Corporation Law provides for the indemnification of its Directors, Officers, employees and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its Directors, Officers, employees or agents, upon such person’s promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it will be unable to recoup.

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Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Legal/Disciplinary History

None of Careerlink Holdings, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Careerlink Holdings, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Careerlink Holdings, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or,

None of Careerlink Holdings, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of three (3) members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

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Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 4. Security Ownership of Management and Certain Securityholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of April 28, 2023, for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 27,000,000 shares of common stock deemed to be outstanding as of April 28, 2023.

The following table gives information on ownership of our securities as of April 28, 2023. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Phillip Greenwood	0 Class A Common Stock	0%
	27,000,000 Class B Common	100%
	0 Preferred Stock	0%

James Davis, Former COO	0 Class A Common Stock 0 Class B Common Stock 0 Preferred Stock	0 0 0	% % %

Chris Cottrell, Former Director	0 Class A Common Stock 0 Class B Common Stock 0 Preferred Stock	0 0 0	% % %

Harold Gentry, Director	0 Class A Common Stock 0 Class B Common Stock 0 Preferred Stock	0 0 0	% % %

Amanda Yarbrough, Director	0 Class A Common Stock 0 Class B Common Stock 0 Preferred Stock	0 0 0	% % %

All executive officers and directors	Class A Common Stock	0%
as a group (3 persons)	Class B Common Stock	100%
	Preferred Stock	0%
	Total Common Vote	100	%(2)

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon 27,000,000 shares issued and outstanding as of April 28, 2023.

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Item 5. Interest of Management and Others in Certain Transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

Careerlink is authorized capital stock consists of 92,000,000 shares of capital stock, of which 77,000,000 shares are designated Common Stock (the “Common Stock”), at $0.00001 par value, of which 50,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 27,000,000 shares are Class B Common Stock (“Class B Common Stock”) and 50,000,000 shares of Preferred Stock, at $0.00001 par value, of which 12,500,000 shares are Preferred Stock (the “Preferred Stock” or “Preferred Stock”). Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 4 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock. The company may issue fractions of shares.

The following is a summary of the rights of Careerlink’s capital stock as provided in its Certificate of Amendment to the Certificate of Incorporation, Certificate of Incorporation, Certificate of Designations, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of Careerlink’s capital stock, you should refer to its Certificate of Amendment to the Certificate of Incorporation, Certificate of Incorporation, Certificate of Designations and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Class A Common Stock

Voting Rights.

Each holder of Careerlink’s Class A Common Stock is entitled to one (1) vote for each share on all matters submitted to a vote of the stockholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock and Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Careerlink.

Class B Common Stock

Voting Rights.

Each holder of Careerlink’s Class B Common Stock is entitled to four (4) votes for each share on all matters submitted to a vote of the stockholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock and Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Careerlink.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to Careerlink.

All Classes of Common Stock

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Preferred Stock), stockholders of Careerlink’s Class A Common Stock, Class B Common Stock, and Preferred Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. Any dividends payable to holders of the Class A Common Stock, Class B Common Stock and Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Preferred Stock on an as-converted basis. Careerlink has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future on its Common Stock.

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Liquidation Rights.

In the event of Careerlink’s liquidation, dissolution or winding up, holders of Careerlink’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Careerlink’s debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Preferred Stock; however if the amount that the holders of Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to Preferred Stock, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock will receive that amount.

Other Rights.

Holders of Careerlink’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Careerlink’s Class A or Class B Common Stock.

Preferred Stock

Voting Rights.

Each holder of Careerlink Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Preferred Stock at all times shall vote together with holders of the Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Careerlink.

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Preferred Stock), stockholders of Careerlink’s Class A Common Stock, Class B Common Stock, and Preferred Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. Any dividends payable to holders of the Class A Common Stock, Class B Common Stock and Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Preferred Stock on an as-converted basis. Careerlink has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future on its Common Stock.

Liquidation preference.

In the event of a liquidation, investors will be entitled to receive the greater of their total investment amount in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

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Conversion.

The Preferred Stock is convertible into the Class A Common Stock of the company as provided by Section 5 of the Certificate of Designations. The conversion price is $4 per share of Preferred Stock for Class A Common Stock, (e.g. 1 share of Preferred Stock currently converts into 1 share of Class A Common Stock). Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the Conversion Price (defined therein), as adjusted for any accrued and unpaid dividends, by the original purchase price. The Conversion Price is the original purchase price, adjusted from time to time as described below under “Anti-Dilution Rights”.

Holders of the Preferred Stock may convert their shares of Preferred Stock into Common Stock in their sole discretion. In the event of a Qualified Public Offering, as defined in the Certificate of Designations conversion of the Preferred Stock is mandatory.

Anti-Dilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Preferred Stock then in effect, the conversion price of the Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Certificate of Designations.

The anti-dilution protective provision will protect investors in this offering from dilution if the Company subsequently sells equity securities at a lower price per share that in this Offering, using the weighted average anti-dilution protection calculation. An example of how this might occur is as follows (numbers are for illustrative purposes only):

Broad-based Weighted Average Anti-Dilution Examples:

Examples of Careerlink Holdings Raises Two Rounds of Financing:

Reg A Financing of $4.00m at $4.00 per share and Series B Rounds at various prices.

Post Reg A Financing

Shareholder	Investment		Price/Share	Preference Shares		Conversion Price/Share	As Converted to Common Shares		Ownership
Class A Common							4.00	m	80.00%
Preferred Stock	$4.00	m	$4.00	1.00	m	$4.00	1.00	m	20.00%
Total							5.00	m	100.00%

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Post Potential Subsequent Financing without Anti-Dilution based on $3.00 per share

Shareholder	Investment		Price/Share	Preference Shares		Conversion Price/Share	As Converted to Common Shares		Ownership
Class A Common							4.00	m	60%
Preferred Stock	$4.00	m	$4.00	1.00	m	$4.00	1.00	m	15%
Series B	$5.00	m	$3.00	1,666,667	m	$3.00	1,666,667	m	25.00%
Total							6,666,667	m	100.00%

Post Potential Subsequent Financing with Broad-based Anti-Dilution based on $3.00 per share

Shareholder	Investment		Price/Share	Preference Shares	Conversion Price/Share	As Converted to Common Shares	Ownership
Class A Common						4,000,000	59.38%
Preferred Stock	$4.00	m	$4.00	1,000,000	$3.74	1,069,519	15.88%
Series B	$5.00	m	$3.00	1,666,667	$3.00	1,666,667	24.74%
Total						6,736,186	100.00%

Post Potential Subsequent Financing with Broad-based Anti-Dilution based on $2.00 per share

Shareholder	Investment		Price/Share	Preference Shares		Conversion Price/Share	As Converted to Common Shares		Ownership
Class A Common							4.00	m	51.9%
Preferred Stock	$4.00	m	$4.00	1.00	m	$3.33	1.20	m	15.6%
Series B	$5.00	m	$2.00	2.50	m	$2.00	2.50	m	32.5%
Total							7.70	m	100.00%

These terms generally provide that if the company issues certain additional shares of Common Stock (as detailed in the Certificate of Designations) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of and immediately prior to such issue, then, the Conversion Price will be reduced. The new Conversion Price will be the amount equal to the quotient obtained by dividing the (i) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) times the Conversion Price then in effect with (B) the consideration, if any, from that issuances by (ii) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) plus the number of such additional shares of Common Stock so issued.

27

Other Rights.

Holders of Careerlink’s Preferred Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to its’ Preferred Stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

Transfer Agent

The company has also engaged Colonial Stock Transfer, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Colonial Stock Transfer for the above services to be $6,000 annually. Colonial Stock Transfer’s address is 7840 S. 700 E., Sandy UT, 84070 and its phone number is (801) 355-5740.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Item 6. Other Information

None.

28

Item 7. Financial Statements

Careerlink Holdings, Inc.

For the Years Ended December 31, 2022 and 2021

(AUDITED)

F-1

INDEPENDENT AUDITOR’S REPORT

Subhajit Guha, CPA

Certified Public Accountant,

Illinois-065.056711

To the Members and Officers

of CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Omaha, NE

Opinion

We have audited the accompanying financial statements of CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC) (a Delaware Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC) as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC) and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercised professional judgment and maintain professional scepticism throughout the audit.

•

Identified and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtained an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)’s internal control. Accordingly, no such opinion is expressed.

•

Evaluated the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Concluded whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Subhajit Guha

Certified Public Accountant,

Illinois-065.056711

29th April, 2023

F-2

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Balance Sheet

December 31, 2022 and 2021

	2022	2021
ASSETS
Current Assets
Bank Accounts
Mercury(7094)	850	-
SNB(2056)	8,655	8,655
Wells Fargo Business Choice Checking(2838)	225,269	371,330
	234,774	379,984

Accounts Receivable

Accounts Receivable(A/R)	84,958	70,364
	84,958	70,364

Other Current Assets
	-
Receivable Shareholders	60,273	-
Stock Issuance Receivable	270	-
	60,543
Fixed Assets
Furniture & Fixtures	8,000	8,000
Accumulated Depreciation	(3,430)	(2,286)
	5,142	5,714
Other Assets
Goodwill	2,812,000	2,812,000
	2,812,000	2,812,000
TOTAL ASSETS	3,197,416	3,268,063

LIABILITIES AND EQUITY
Liabilities
Credit Cards
American Express	14,500	13,273
Wells Fargo VISA(6265)	-	(12,500)
	14,500	773
Other Current Liabilities
Accrued Liabilities	6,865	-
Contract Liabilities	511,009	658,421
Current Maturities of Long Term Debt	185,000	185,000
	702,874	843,421
Total Current Liabilities	717,374	844,195
Long-Term Liabilities
AIM Note Payable#1	76,717	87,103
AIM Note Payable#2	618,553	642,928
Notes Payable-Shareholder	216,039	216,039
Texas Capital Bank Loan	1,561,594	1,725,138
Current Maturities of LTD	(185,000)	(185,000)
Total Long-Term Liabilities	2,287,903	2,486,209
Total Liabilities	3,005,277	3,330,403
Equity
Owner's Investment	7,988	7,988
Owner's Pay & Personal Expenses	(162,994)	(151,073)
Retained Earnings	80,744	80,744
Stock	270	-
Net Income	265,559	-
Total Equity	192,139	(62,341)

TOTAL LIABILITIES AND EQUITY	3,197,416	3,268,062

The footnotes are an integral part of these audited financial statements.

F-3

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Statement of Operations

For the Years Ended December 31, 2022 and 2021

	2022	2021

Revenue	1,498,800	1,368,622

Sellings, General and Administrative	1,232,669	1,124,936

Net Operating Income	266,131	243,686

Other Income	-	-

Net Income	266,131	243,686

Beginning Member Equity	(62,340)	(161,942)
Issuance of Common Stock	270
Member's Draw	(11,921)	(144,084)

Ending Members Equity	192,140	(62,340)

The footnotes are an integral part of these audited financial statements.

F-4

CareerLink Holdings, Inc. (f/k/a CareerLink Holdings, LLC) (Statement of Changes of Stockholder's Equity) For the Years Ended December 31, 2022, 2021

		Issue of Common	Issue of Common	Additional	Non-		Total
	Members	Stock	Stock	Paid-In	Controlling	Accumulated	Stockholder's
	Interest	( Number)	Amount	capital	Interest	Deficit	Interest
Balance as on January 1, 2021	(161,942)						(161,942)
Distribution	(144,084)						(144,084)
Net Income ( Loss)	243,686						243,686
Balance as on December 31, 2021	(62,340)		-				(62,340)
Balance as on December 31, 2021	(62,340)						(62,340)
Issuance of Common Stock		27,000,000	270				270
Distribution	(11,921)						(11,921)
Net Income ( Loss)	266,131						266,131
Balance December 31, 2022	191,870		270				192,140

The footnotes are an integral part of these audited financial statements.

F-5

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Statement of Cash Flows

For the Years Ended December 31, 2022 and 2021

	2022	2021

OPERATING ACTIVITIES
Net Income	266,131	243,686
Depreciation for the year Adjustments to reconcile Net Income to Net Cash provided by operations:	572	1,143
Accounts Receivable(A/R)	30,561	(2,620)
Allowance for Bad Debts	(45,155)	-
Receivable Shareholders	(60,273)	-
Stock Issuance Receivable	(270)	-
Furniture & Fixtures: Accumulated Depreciation	1,144	1,143
American Express	1,227	-
Wells Fargo VISA(6265)	12,500	-
Accrued Liabilities	6,865	8,121
Credit Cards	-	(12,500)
Contract Liabilities	(147,411)	138,403
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	(201,956)	132,547

Net cash provided by operating activities	64,747	376,234
INVESTING ACTIVITIES
Furniture & Fixtures	-	-
Goodwill	-	-
Net cash provided by investing activities	-	-

FINANCING ACTIVITIES
AIM Note Payable #1	(10,386)	(10,363)
AIM Note Payable #2	(24,375)	27,000
Texas Capital Bank Loan	(163,544)	(173,005)
Owner's Investment	-	6,988
Owner's Pay & Personal Expenses	(11,921)	(151,073)
Stock	270	-
Net cash provided by financing activities	(209,956)	(300,453)
Net cash increase for period	(145,210)	75,781
Cash at beginning of period	379,984	304,204
Cash at end of period	234,774	379,985

The footnotes are an integral part of these audited financial statements.

F-6

CareerLink Holdings, Inc.

Notes To Financial Statements

For the Years Ended December 31, 2022 and 2021

1. NATURE OF ORGANIZATION

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC) (the "Company") serves the greater Omaha area along with State of Nebraska and other states from its sole facility located in Omaha, NE. The Company's major products and services are providing hiring consultation and job searches, career advice and employer tools.

The Company has been in existence since January 10, 2014.

2. SIGNIFICANT ACCOUNTING POLICIES

METHOD OF ACCOUNTING

The Company maintains it books and records, and corresponding financial statements, on the accrual method of accounting in compliance with generally accepted accounting principles recognized in the United States of America.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. It is reasonably possible that changes may occur in the near term, within one year, that would affect management's estimates with respect to the of completion method, allowance for doubtful accounts, accrued expenses and percentage of completion of jobs in process.

BALANCE SHEET CLASSIFICATIONS

The Company includes in current assets and liabilities receivables and payables contracts that may extend beyond one year. A one-year time period is used as classifying all other current assets and liabilities.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at acquisition as cash and cash equivalents in the accompanying balance sheet. The Company could use interest bearing deposits in financial institutions that maintained FDIC insurance in full for all accounts and limited coverage up to $250,000 per financial institution. The portion of the deposits in excess of this amount is not subject to such insurance and represents a credit risk to the Company. At times, balances held at each financial institution may exceed $250,000, which represents a credit risk to the Company. At December 31, 2022, there were uninsured deposits.

F-7

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

2. SIGNIFICANT ACCOUNTING POLICIES, Continued

CONTRACTS RECEIVABLE

Contracts receivable from operation are based on amounts billed to customers. The Company provides an allowance for doubtful collections which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal contracts receivable are due 30 days after issuance of the invoice. Contracts receivable past due more than 60 days are considered delinquent. Delinquent contracts receivable are written off based on individual credit evaluation and specific circumstances of the customer. Unbilled revenues result from the accrual of revenues on the percentage-of-completion method of accounting for which billings have not yet been rendered.

CONTRACT ASSET AND CONTRACT LIABILITY DISCLOSURES

Contract assets include billed and unbilled amounts, as we have an unconditional right to payment once all performance obligations have been completed (i.e. software services have been available during the agreed upon timeframe), and our right to payment is not solely based on the passage of time

Amounts may not exceed their net realizable value. Contract assets are generally classified as current and the full balance is converted each quarter based on the short-term nature of the Transactions.

Contract liabilities consist of advance payments and billings in excess of revenue as well as deferred revenue. Advance payments and billings in excess of revenue represent payments received from our customers that will be earned over the contract term. Deferred revenue represents the amount of consideration due from customers related to software services that has not yet been recognized as revenue based on our selected measure of progress. We classify advance payments and billings in excess of revenue as either current or long-term, depending on the period over which the advance payment will be earned. We classify deferred revenue as current based on the timing of when we expect to recognize revenue, which typically occurs within a short window after period-end.

The full balance of deferred revenue is converted each quarter based on the short-term nature of the transactions. Our contract assets and liabilities are reported in a net position on a contract by-contract basis at the end of each reporting period. In order to determine revenue recognized in the period from contract liabilities, we first allocate revenue to the individual contract liability balance outstanding at the beginning of the period until the revenue exceeds that deferred revenue balance.

REVENUE RECOGNITION

The majority of our revenues are from contracts associated with the licensing of our HR Recruiting Software (“software services”) to customers. Additionally, we provide value-added services to customers through our staffing services.

F-8

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

2. SIGNIFICANT ACCOUNTING POLICIES, Continued

We account for a contract when both parties have approved the contract and are committed to perform their obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the basis of revenue recognition in accordance with GAAP. To determine the proper revenue recognition method for contracts we evaluate whether two or more contracts should be combined and accounted for as a single contract, and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires judgment, and the decision to combine a group of contracts or to separate the combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. Within most of our contracts, the customer contracts with us to provide distinct services, such as software services.

The vast majority of our contracts with customers for software services include only one performance obligation; usage of the software services themselves. However, if a contract is separated into more than one performance obligation, we allocate the total transaction price to each performance obligation based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. We frequently sell software services with observable standalone sales prices. In these instances, the observable standalone sales are used to determine the standalone selling price. Additionally, we sell staffing services which recognize revenue upon a predetermined date, typically, 30 or 90 days after the hire date of a candidate which denotes the performance obligation as having been met.

The full text of the financial statement that includes the following excerpt can be found on the SEC's website.

Satisfaction of Performance Obligations

We generally recognize revenue over time as we perform the services in the contract because of the continuous delivery of service to the customer. Our customers receive the benefit of our services as the services are made available to them.

As control transfers over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided.

We use the cost-to-cost measure of progress for our software services contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to- cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation.

F-9

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

2. SIGNIFICANT ACCOUNTING POLICIES, Continued

Revenues, including ancillary or accessorial fees and reductions for estimated customer incentives, are recorded proportionally as costs are incurred. Costs to fulfill include labor, hardware, and other direct costs and an allocation of indirect costs.

Contract Modifications

Contracts are often modified to account for changes in the rates we charge our customers or to add additional distinct services. We consider contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Contract modifications that add additional distinct goods or services are treated as separate contracts. Contract modifications that do not add distinct goods or services typically change the price of existing services. These contract modifications are accounted for prospectively as the remaining performance obligations are distinct.

Payment Terms

Under the typical payment terms of our customer contracts, the customer can pre-pay for services or pay at periodic intervals (i.e. every 30 days, etc.) Invoices are generated each month.

Principal vs. Agent Considerations

GAAP requires us to evaluate, using a control model, whether our businesses themselves promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent). Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements. Revenue and the associated costs are both reported on a gross basis within our statements of consolidated income.

Accounts Receivable, Net

Accounts receivable, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. Losses on accounts receivable are recognized when they are incurred, which requires us to make our best estimate of the probable losses inherent in our customer receivables at each balance sheet date. These estimates require consideration of historical loss experience, adjusted for current conditions, trends in customer payment frequency, and judgments about the probable effects of relevant observable data, including present economic conditions and the financial health of specific customers and market sectors. Our risk management process includes standards and policies for reviewing major account exposures and concentrations of risk.

F-10

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

2. SIGNIFICANT ACCOUNTING POLICIES, Continued

SIGNIFICANT JUDGMENTS

Judgment is required to determine the Stand-alone Selling Prices (SSP) for each distinct performance obligation. The Company use a single amount to estimate SSP for items that are not sold separately.

In instances where SSP is not directly observable, such as when The Company do not sell the product or service separately, The Company determine the SSP using information that may include market conditions and other observable inputs.

PROCESS

The process for achieving the core revenue recognition principle can be broken down into five steps:

1. Identify the contract with a customer.

2. Identify the performance obligations in the contract.

3. Determine the transaction price.

4. Allocate the transaction price to the performance obligations in the contract.

5. Recognize revenue when (or as) the entity satisfies the performance obligation.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets that range from 5 to 7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

IMPAIRMENT OF LONG-LIVED ASSETS AND OODWILL

The Company reviews long-lived assets and goodwill for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. impairment is present when the sum of undiscounted estimated future cash Flows expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. During the year ended December 31, 2022 and 2021, there was no impairment losses recognized for long-lived assets or goodwill.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Total advertising cost for the year ended December 31, 2022 and 2021 was $93,975and $133,241 respectively.

F-11

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

2. SIGNIFICANT ACCOUNTING POLICIES, Continued

INCOME TAXES

Provisions for income taxes are not reflected in the financial statements. The Company has elected to be taxed as a Subchapter S Corporation with the Internal Revenue Service. Accordingly, the company is a "pass thru" entity and all income and/or losses are passed directly to the shareholder. The Company is subject to State franchise tax, there was no liability as of the financial statements.

If it is probable that an uncertain tax position will result in a material liability and the amount of the liability can be estimated, the estimated liability is accrued. If the Company were to incur any income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax would be reported as income taxes. The Company’s federal and state income tax returns are open for years after December 31, 2018.

As of December 31, 2022, there were no uncertain tax positions.

CONCENTRATION RISKS

At December 31, 2022, approximately all of the Company's revenue is from the Nebraska and Omaha areas. A downturn in the industry could cause severe negative impacts to the Company, including possible penalties for delayed contract performance, strained relationships with existing customers, impacts on the ability to obtain future contracts, and cause a loss of revenues, any of which could adversely affect our operations.

SUBSEQUENT EVENTS AND DATE OF MANAGEMENT REVIEW

These financial statements have been updated for subsequent events occurring through January 31, 2023, which is the date these financial statements were available to be issued.

3. CONTRACTS RECEIVABLE, NET

Receivables for contracts as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Contract Receivable for work completed and in Progress	84,958	115,519
Allowance for Doubtful Accounts	-	(45,155)
Total Receivables-Net	84,958	70,364

4. INCOME TAX

The Federal IRS filed returns remain open to potential examination by the IRS for a period of three years after the returns are filed. The current open for years after 2018.

F-12

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

5. RELATED PARTY TRANSACTIONS

There were no related party transactions during the financial statement periods.

6. LEASES

The Company presently has a five-year lease for its facility in Omaha, NE. The details of the lease are:

Beginning Date of Lease	8-Mar-20

Expiration Date of Lease($3,464 per month to April 8, 2025)	8-Apr-25

Lease commitment in anticipation of renewal:

2023	$41,568

2024	$41,568

Total rent expense was $45,885 for 2022 and $44,926 for 2021 for the facility.

7. COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and legal proceeding covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material effect on the financial condition or results of operations of the Company.

The Company is contingently liable to a surety company under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts or surety ship, guarantee, or indemnity. The Company believes that all contingent liabilities will be satisfied by their performance on the specific bonded contracts.

Certain contracts are subject to government review of cost and overhead rates as defined in various federal cost regulations. Management of the Company believes that there are no adjustments that would materially affect the Company's financial position and results of operations as a result of a review of government contracts.

F-13

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

8. NOTES PAYABLE

The Company has various notes in relation to the acquisition of various assets from a non related party. The details are:

Original Note	Date	Terms	Payment	Interest	Balance 12/31/22	Balance 12/31/21

600,000	5/8/2020	96 PAYMENTS	8,155	4.5%	618,553	642,928

100,000	5/8/2020	96 PAYMENTS	8,155	4.5%	76,717	87,103

1,981,000	5/8/2020	125 PAYMENTS	14,600	6.0%	1,561,594	1,725,138

9. PROPERTY, PLANT AND EQUIPMENT

The components of Property, Plant and Equipment are as follows:

Class	Cost	Life	Method	Accumulated Depreciation

Office Equipment	8,800	7	Straight Line	2858

Depreciation expense for the year end December 31, 2022 and 2021 was $572 and $1,143, respectively.

10. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The major components of expenses are as follows:

	2022	2021
Payroll	432,560	363,477
Insurance	61,781	97,979
Contractors	144,971	87,552
All other	593,357	575,928
Total Expenses	1,232,669	1,124,936

All other was adjusted for the Burden Rate to allocate to cost of goods sold.

F-14

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

11. MEMBERS' EQUITY

The Company is structured as a single member Limited Liability Company. 100% of member interest certificates are owned by the single member.

12. FAIR VALUE MEASUREMENT

Financial Accounting Standards Board has established a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level I measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Center has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following methods and assumptions were used by the Company in estimating the fair value of its financial statements as of December 31, 2022.

Cash and cash equivalents, assets limited as to use and accounts receivable, net:

The carrying amounts reported in the balance sheets for these assets approximate its fair value as of December 31, 2022.

Accounts payable and accrued expenses:

The carrying amounts reported in the balance sheets for accounts payable and accrued expenses approximate its fair value as of December 31, 2022.

F-15

CareerLink Holdings, Inc, (f/k/a CareerLink Holdings, LLC)

Notes to Financial Statements

For the Years Ended December 31, 2022 and 2021

13. ACCRUED COMPENSATED ABSENCES

The Company has not reflected accrued compensation for absences as it cannot reasonably be estimated.

14. EMPLOYEE BENEFIT PLANS

The Company has no employee benefit plans other than group health insurance of which the Company pays a percentage for employees.

15. REVENUE RECOGNITION AND LEASES – AICPA PRONOUNCEMENTS

The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed for annual reporting periods beginning after December 15, 2019. Results for reporting periods beginning after December 15, 2019 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

The Company elects not to provide specific disclosures related to the following:

•	Quantitative disaggregation disclosures
•	Contract balances
•	Transaction price allocated to remaining performance obligations
•	Information related to significant judgements
•	Certain information related to costs incurred to obtain or fulfill a contract with a customer

Also, performance obligations disclosures components are:

•	When the entity typically satisfies its performance obligations (for example, upon shipment, upon delivery, as services are rendered, or upon completion of service)
•	The significant payment terms
•	The nature of the goods or services
•	Obligations for returns, refunds, and
•	Types of warranties and related obligations

Concerning the disclosure of significant judgments, there have been no changes in judgments, that significantly affect the determination of the amount and timing of revenue from contracts with customers.

In addition, data used to determine revenue recognition are:

•	the timing of the satisfaction of performance obligations, and
•	the transaction price and the amounts allocated to performance obligations

Revenue has not been impacted by economic factors and are consistently recognized as stated above.

16. LEASES

In February 2016, the FASB issued ASU 2016-02, Leases. This updated requires lessees to recognize at the lease commencement date a lease liability which is the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and a right of use assets, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. In June 2020, the FASB issued ASU 2020-05, which allowed The Company certain entities that have not yet issued financial statements to defer application of the new recognition guidance by one additional year, making these changes effective for the Company for annual reporting periods beginning after December 15, 2021. The Company elected to defer application and is currently evaluating the impact of the adoption of this standard on its financial statement

F-16

Item 8. Exhibits

Number	Exhibit Description

1.1*	Reg A+ Engagement Agreement between Careerlink Holdings, Inc. and Manhattan Street Capital dated November 2, 2021.
2.1*	Certificate of Incorporation and Amendments thereto
2.2*	Bylaws
4*	Form of Subscription Agreement
6.1*	License Agreement by and between the Company and HAPPY Holdings, LLC, dated July 10, 2020
8*	Escrow Services Agreement
11.1	Consent of Auditor

* Previously filed with the SEC on Form 1-A on September 19, 2019

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter):	Careerlink Holdings, Inc.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Phillip Greenwood
Title:	Phillip Greenwood, Chief Executive Officer (Principal Executive Officer)
(Date):	May 1, 2023

/s/ Philip Greenwood
Title:	Philip Greenwood, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	May 1, 2023

SIGNATURES OF DIRECTORS:
/s/ Phillip Greenwood	May 1, 2023
Phillip Greenwood	Date

/s/ Amanda Yarbough	May 1, 2023
Amanda Yarbough	Date

/s/ Harold Gentry	May 1, 2023
Harold Gentry	Date

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